EXHIBIT 41

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:     March 26, 2014

TAMMS MANAGEMENT CORPORATION
MA 1994 B SHARES, L.P.
MA 1994 B SHARES, INC.
MICKY ARISON
JMD DELAWARE, INC.
JAMES M. DUBIN
ARTSFARE 2005 TRUST NO. 2
KNIGHT PROTECTOR, INC.
SUNTRUST DELAWARE TRUST COMPANY
ARTSFARE 2003 TRUST
MBA I, L.P.
JOHN J. O’NEIL
VERUS PROTECTOR, LLC
RICHARD L. KOHAN

By:	John J. O’Neil, Attorney-in-Fact

/s/ John J. O’Neil

KNIGHT PROTECTOR, INC.

By:	John J. O’Neil, Authorized Signatory

/s/ John J. O’Neil

/s/ John J. O’Neil
John J. O’Neil